Exhibit 99.1

Contacts: William Cornely

or Lori Steiner

(614) 356-5524

Dominion Homes Renews Credit Agreement

Four-Year Amendment Provides Additional Borrowing Capacity

DUBLIN, Ohio – January 2, 2007 – Dominion Homes, Inc. (NASDAQ:DHOM) today announced that effective December 29, 2006 it completed a four-year renewal of its credit facility that was scheduled to mature in May 2007. The newly amended and restated agreement, which matures December 29, 2010, provides additional borrowing capacity and is structured to move the Company’s business plan forward.

The amended agreement includes a $35 million revolving line of credit, a $110 million senior note, and a secondary or mezzanine note of $90 million. The Company believes that this new agreement will provide adequate liquidity to weather an anticipated loss in 2007 as a result of the depressed housing market, and to respond aggressively when the market rebounds.

For the renewal period, the interest rates on the senior note are comparable to the rates on the previous facility (9.60% compared to 9.25%). The new secondary note bears interest at a fixed interest rate of 15% and includes stock purchase warrants which, if exercised, would represent approximately 15% of the Company’s fully-diluted common shares.

The Company’s new line of credit results in immediate availability of approximately $18.2 million in additional borrowings that can be used to fund day-to-day working capital needs. Private investment funds Silver Oak Capital, LLC and certain private investment funds affiliated with Silver Point Finance, LLC are the lenders for the credit facilities.

In October 2006, a number of the Company’s lenders exercised their right to assign their interest to third party lenders including some of the investment companies named above. The last two months have provided for a smooth transition to this new group of lenders. Huntington National Bank will continue to serve as an Administrative Agent.

“We are very pleased with the successful renewal of our credit facility,” said Douglas G. Borror, Chairman and Chief Executive Officer. “Our communities are the foundation on which we have built our reputation. We now have the long-term financing in place to prepare for growth when the market rebounds and to continue implementing our strategic plans. Today, the housing market remains a challenge, but our credit facility enables us to assure our customers, vendors and shareholders that we have a sound capital structure that we believe will enable us to withstand the market and plan for the future,” said Borror. “We expect to continue to command a significant share of our markets.”

The real estate market has been especially hard hit in the Midwest. Dominion Homes has responded by reducing its land acquisition, development activities and expenses. The Company believes that the renewal and restructuring of its credit facility represents a significant piece in its strategic financial plan.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company and its homes is located on its website www.dominionhomes.com.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in the local or national homebuilding industry, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in its Quarterly Report on Form 10-Q for the period ended September 30, 2006. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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